Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of JDS Uniphase Corporation for the registration of its common stock and to the incorporation by reference therein of our report dated September 30, 2005, with respect to the consolidated financial statements of JDS Uniphase Corporation for the year ended July 2, 2005 included in its Annual Report (Form 10-K) for the year ended June 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

December 19, 2007